                                  SUPPLY AGREEMENT

     THIS SUPPLY AGREEMENT (this "Agreement") effective as of August 14, 1997, is by and between CARALOE, INC., a Texas corporation ("Seller"), and MANNATECH, INC., a Texas corporation ("Buyer"),

                                     WITNESSETH:

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, bulk aloe vera mucilaginous polysaccharide (hereinafter referred to under the product name of "MANAPOL-Registered Trademark- powder") in the quantities, at the price, and upon the terms and conditions hereinafter set forth; and

     WHEREAS, simultaneously with the execution of this Agreement, Seller and Buyer are entering into a Trademark License Agreement of even date herewith (the "License Agreement") pursuant to which, among other things, Seller is granting to Buyer a license to use the product name MANAPOL-Registered Trademark- in connection with the labeling, advertising and sale of products manufactured by or for Buyer that contain MANAPOL-Registered Trademark- powder; as one of the ingredients in products manufactured by or for Buyer also containing other ingredients and substances (the "Manufactured Products").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. TERM. The term of this Agreement shall commence on August 15, 1997, and shall end at midnight on August 14, 2000, unless further extended or sooner terminated as provided herein (such term as extended, herein called the "Term"). The Term (including each one-year extension of the Term) shall be extended automatically for an additional one-year period, provided that, at least thirty
(30) days prior to the end of the Term, Seller and Buyer mutually agree in writing on the quantity and price of MANAPOL-Registered Trademark- to be sold by Seller and purchased by Buyer hereunder during such additional one-year period. At least sixty (60) days prior to the end of the Term, Seller and Buyer shall commence good faith negotiations to determine and agree upon such quantity and price for such additional one-year period. If the parties are unable to so agree on such quantity and price, this Agreement shall terminate effective at the end of the current Term. Nothing contained in this Paragraph 1 shall be deemed to
(i) obligate the parties to agree upon such quantity and price, (ii) obligate a party to negotiate with the other party regarding such quantity and price if such other party is then in breach of or in default under this Agreement or the License Agreement or (iii) limit the rights to the parties under Paragraph 8 hereof This Agreement shall terminate automatically upon the expiration or termination of the License Agreement.

     2.   SALE AND PURCHASE LICENSE.

          (a) Subject to the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, not less than 300 kilograms per month.

          (b) Buyer agrees that all MANAPOL-Registered Trademark- powder purchased by it hereunder shall be used only (i) as an additive in human or animal health food products (in capsule or liquid form) manufactured by or for Buyer that are intended for sale to the ultimate consumer in the United States or elsewhere and subject to compliance with Buyer's obligations under the License Agreement, including without limitation Buyer's obligations under
Article III thereof. Such food products are herein called "Buyer Products".

     3. QUALITY. Seller warrants to Buyer that all MANAPOL-Registered Trademark- powder sold by Seller pursuant to this Agreement will conform to the quality specifications set forth in EXHIBIT A to this Agreement. EXCEPT AS PROVIDED IN THIS PARAGRAPH 3, THERE ARE NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS AND FITNESS FOR A PARTICULAR PURPOSE, MADE WITH RESPECT TO THE MANAPOL-Registered Trademark- POWDER TO BE SOLD HEREUNDER, AND NONE SHALL BE IMPLIED BY LAW. THE FOREGOING NOTWITHSTANDING, SELLER DOES REPRESENT THAT THE MANAPOL-Registered Trademark- POWDER DOES MEET THE SPECIFICATIONS OUTLINED ON EXHIBIT A AND THAT IT IS A FOOD SUPPLEMENT UNDER THE FDA RULES AND REGULATIONS.

     4. INSURANCE. Carrington shall maintain insurance during the term of this Agreement, and any extensions thereof with not less than the same coverage, endorsements, limits and notice of cancellation as shown in the insurance certificate attached hereto as Exhibit C. Carrington shall, within thirty (30) days after this Agreement is executed by both Parties, provide Mannatech with a copy of its insurance certificate naming Mannatech as an additional insured and listing the coverage, endorsements, limits, and notice of cancellation provisions. Carrington shall not cancel or materially alter such policy without providing at least thirty (30) days prior written notice to all named insured. Failure by Carrington to maintain insurance coverage in accordance with this
Article 4 shall constitute a material breach of this Agreement. It is understood and agreed that the furnishing of such insurance certificate will not relieve Carrington of its other respective obligations under this Agreement.

     5. DELIVERIES. Buyer shall instruct Seller from time to time during the Term, by placing a purchase order with Seller reasonably in advance of the date Buyer desires MANAPOL-Registered Trademark- powder to be delivered to it hereunder, (i) as to the quantities of MANAPOL-Registered Trademark- powder to be delivered to Buyer, (ii) as to the specific date of delivery, (iii) as to the specific location of delivery and (iv) as to the carrier or particular type of carrier for such delivery. Dung the Term, Buyer shall provide Seller (a) on a quarterly basis commencing on August 15, a binding forecast of Buyer's mi:mum and maximum aggregate delivery requirements for MANAPOL-Registered Trademark-powder for such period, and (b) on a yearly basis a good faith forecast acceptable to Seller (which shall be binding on Buyer) of Buyer's minimum and maximum delivery requirements for MANAPOL-Registered Trademark-powder for each month of the next twelve (12) month period. The quantities of MANAPOL-Registered Trademark- powder ordered by Buyer pursuant to this Agreement from time to time shall be spaced in a reasonable manner, and Buyer shall order such quantities in accordance with Buyer's binding forecasts. In no event shall Seller be required to deliver to Buyer in any three-month period a quantity of MANAPOL-Registered Trademark- powder in excess of 125% of the maximum delivery requirement for such period set forth in the binding forecast for such period accepted by Seller. In no event shall Mannatech be required to purchase more than 300 kilos of Manapol-Registered Trademark- powder per month, unless a higher minimum monthly amount has been projected by Seller pursuant to 5(a). Deliveries of MANAPOL-Registered Trademark- powder shall be made by Seller under normal trade conditions in the usual and customary manner being utilized by Seller at the time and location of the particular delivery. The MANAPOL-Registered Trademark- powder delivered to Buyer hereunder shall be packaged in five (5) kilogram or fifteen (15) kilogram containers. All deliveries of MANAPOL-Registered Trademark- powder to Buyer hereunder shall be made by Seller F.O.B. at the facilities of Seller or its affiliates located in Irving, Texas.

     6. PRICE. All MANAPOL-Registered Trademark- powder to be purchased by Buyer under this Agreement shall be purchased by it, during the first year of the Term, at a price as outlined in Attachment B, and during each year (if any) of the Term, at the price per kilogram agreed upon by the parties for such additional year pursuant to the provisions of Paragraph 1 hereof. Buyer shall bear all freight, insurance and similar costs, and all sales taxes, with respect to such purchases. The purchase price of MANAPOL-Registered Trademark- powder, together with all related freight, insurance and similar costs, and sales taxes, shall be paid by Buyer to Seller within thirty (30) days after the date of invoice.

     7. CONFIDENTIALITY. In the performance of Seller's obligations pursuant to this Agreement or the License Agreement, Buyer may acquire from Seller or its affiliates technical, commercial, operating or other proprietary information relative to the business or operations of Seller or its affiliates (the "Confidential Information"). Buyer shall maintain the confidentiality, and take all necessary precautions to safeguard the secrecy, of any and all Confidential Information it may acquire from Seller or its affiliates. Buyer shall not use any of such Confidential Information for its own benefit or for the benefit of anyone else. Buyer shall not publicly disclose the existence of this Agreement or the terms hereof without the prior written consent of Seller.

     8. FORCE MAJEURE. Seller shall not have any liability hereunder if it shall be prevented from performing any of its obligations hereunder by reason of any factor beyond its control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof ("Force Majeure"), and Seller's obligations, so fir as may be necessary, shall be suspended during the period of such Force Majeure and shall be canceled in respect of such quantities of MANAPOL-Registered Trademark- powder as would have been sold hereunder but for such suspension. Seller shall give to Buyer prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon the termination thereof. Each party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all That it reasonably can to overcome or mitigate The effects of any such Force Majeure upon its obligations under this Agreement.

     9.   RIGHT UPON DEFAULT.

     (a) SELLER'S RIGHTS UPON DEFAULT. If Buyer (i) fails to purchase The quantities of MANAPOL-Registered Trademark- powder specified for purchase by Buyer hereunder, (ii) fails to make a payment hereunder when due or (iii) otherwise breaches any term of this Agreement, and such failure or breach is not cured to Seller's reasonable satisfaction within five (5) days (in the case of a failure to make a payment) or thirty (30) days (in any other case) after receipt of notice thereof by Buyer, or if Buyer fails to perform or observe any covenant or condition on its part to be performed when required to be performed or observed, and such failure continues after the applicable grace period, if any, specified in the Agreement, Seller may refuse to make further deliveries hereunder and may terminate this Agreement upon notice to Buyer and, in addition, shall have such other rights and remedies, including the right to recover damages, as are available to Seller under applicable law or otherwise. If Buyer becomes bankrupt or insolvent, or if a petition in bankruptcy is filed by or against it, or if a receiver is appointed for it or its properties, Seller may refuse to make further deliveries hereunder and may terminate this Agreement upon notice to Buyer, without prejudice to any rights of Seller existing hereunder or under applicable law or otherwise. Any subsequent shipment of MANAPOL-Registered Trademark- powder by Seller after a failure by Buyer to make any payment hereunder, or after any other default by Buyer hereunder, shall not constitute a waiver of any rights of Seller arising out of such prior default; nor shall Seller's failure to insist upon strict performance of any provision of this Agreement be deemed a waiver by Seller of any of its rights or remedies hereunder or under applicable law or a waiver by Seller of any subsequent default by Buyer in The performance of or compliance with any of The terms of this Agreement.

     (b) BUYER'S RIGHTS UPON DEFAULT. If Seller fails in any material respect to perform its obligations hereunder, and such failure is not cured to Buyer's reasonable satisfaction within 30 days after receipt of notice thereof by Seller, Buyer shall have the right to refuse to accept further deliveries hereunder and to terminate this Agreement upon notice to Seller and, in addition, shall have such other rights and remedies, including the right to recover damages, as are available to Buyer under applicable law or otherwise. Any subsequent acceptance of delivery of MANAPOL-Registered Trademark- powder by Buyer after any default by Seller under this Agreement shall not constitute a waiver of any rights of Buyer arising out of such prior default; nor shall Buyer's failure to insist upon strict performance of any provision of this Agreement be deemed a waiver by Buyer of any of its rights or remedies hereunder or under applicable law or a waiver by Buyer of any subsequent default by Seller in the performance of or compliance with any of the terms of this Agreement.

     10. DISCLAIMER AND INDEMNITY. Buyer shall assume all financial and other obligations for Buyer Products, and Seller shall not incur any liability or responsibility to Buyer or to Third parties arising out of or connected in any manner with Buyer Products. In no event shall Seller be liable for lost profits, special damages, consequential damages or contingent liabilities arising out of or connected in any manner with this Agreement or Buyer Products. Buyer shall defend, indemnify and hold harmless Seller and its affiliates, and their respective officers, directors, employees and agents, from and against all claims, liabilities, demands, damages, expenses and losses (including reasonable attorneys fees and expenses) arising out of or connected with (i) any manufacture, use, sale or other disposition of Buyer Products, or any other products of Buyer, by Buyer or any other party and (ii) any breach by Buyer of any of its obligations under this Agreement.

     11. EQUITABLE RELIEF. A breach by Buyer of the provisions of Paragraph 2(b) shall cause Seller to suffer irreparable harm and, in such event, Seller shall be entitled, as a matter of right, to a restraining order and other injunctive relief from any court of competent jurisdiction, restraining any further violation thereof by Buyer, its officers, agents, servants, employees and those persons in active concert or participation with them. The right to a restraining order or other injunctive relief shall be supplemental to any other right or remedy Seller may have, including, without limitation, the recovery of damages for the breach of such provisions or of any other provisions of this Agreement.

     12. SURVIVAL. The expiration or termination of the Term shall not impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. The provisions of Paragraphs 2(b), 3, 7, 9, 10 and 11 hereof, and the rights and obligations of the parties thereunder, shall survive the expiration or termination of the Term.

     13. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

     14. SUCCESSION Neither party hereto may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder (including, without limitation, by merger or consolidation) without the prior written consent of the other parry; provided, however, that Seller may assign any of its rights or obligations hereunder to any affiliate of Seller. Subject to the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and theft respective successors and assigns.

     15. ENTIRE AGREEMENT. This Agreement and the License Agreement constitute the entire agreement between the parties hereto relating to the matters covered hereby The terms of this Agreement shall prevail over any inconsistent terms contained in any purchase order issued by Buyer and acknowledgment or acceptance thereof issued by Seller. No modification, waiver or discharge of this Agreement or any of its terms shall be binding unless in writing and signed by the party against which the modification, waiver or discharge is sought to be enforced. This Agreement is separate from and, except for the License Agreement, unrelated to any other agreement between the parties hereto and has been entered into for separate and independent consideration, the sufficiency of which is hereby acknowledged by the parties.

     16. NOTICES. All notices and other communications with respect to this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when duly deposited in the mails, first class mail, postage prep aid, to the address set forth below, or such other address hereafter specified in like manner by one party to the other:

     If to Seller:       Caraloe, Inc.
                         2001 Walnut Hill Lane
                         Irving, Texas 75038
                         Attention: President

     If to Buyer:        Mannatech, Inc.
                         600 S. Royal Lane, Suite 200
                         Coppell, Texas 75019
                         Attention: President

     17. INTERPRETATION. In the event that any provision of this Agreement is illegal, invalid or unenforceable as written but may be rendered legal, valid and enforceable by limitation thereof, then such provision shall be deemed to be legal, valid and enforceable to the maximum extent permitted by applicable law. The illegality, invalidity or unenforceability in its entirety of any provision hereof will not affect the legality, validity or enforceability of the remaining provisions of this Agreement.

     18. NO INCONSISTENT ACTIONS. Each party hereto agrees that it will not voluntarily undertake any action or course of action inconsistent with the provisions or intent of this Agreement and, subject to the provisions of Paragraph 7 hereof, will promptly do all acts and take all measures as may be appropriate to comply with the terms, conditions and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              CARALOE, INC.


                              By:  /s/ Carlton E. Turner
                                   -------------------------------
                              Name: CARLTON E. TURNER
                                   -------------------------------
                              Title: PRES/CEO
                                     -----------------------------

                              MANNATECH, INC.


                              By: /s/ Charles E. Fioretti
                                  --------------------------------
                              Name: CHARLES E. "SKIP" FIORETTI
                                    ------------------------------
                              Title: CHAIRMAN OF THE BOARD
                                     -----------------------------

                                     EXHIBIT A
               TO THAT CERTAIN TRADEMARK LICENSE AND SUPPLY AGREEMENT
       DATED AUGUST 14, 1997 BY AND BETWEEN CARALOE, INC. AND MANNATECH, INC.

             MANAPOL-Registered Trademark- POWDER PRODUCT SPECIFICATION

SOURCE:

               Freeze dried powder produced from inner gel of Aloe vera L.

PROCESSING:

               PATENTED: U.S. and other patents.

PRODUCT SPECIFICATIONS:

     Appearance                    Fine white to beige powder
     Complex carbohydrates         GREATER THAN OR EQUAL TO 30% of soluble
                                   fraction
     Moisture                      LESS THAN OR EQUAL TO 14%
     Residue on ignition           LESS THAN OR EQUAL TO 16%
     Microbiological purity        Meets U.S.P. specifications
     Gel Points                    = 240 mg/oz
     Viscosity (cP) @ 4 mg/ml      = 40
     Total acid value
          (as malic acid)          = 0.7% by AOAC method
     Fiber content (GREATER        LESS THAN OR EQUAL TO 60%
     THAN 5 MICROMETERS)

                                      EXHIBIT B

                         MANAPOL-Registered Trademark- POWDER



MONTHLY QUANTITY                          PRICE/KG
----------------                          --------

200 to 300 Kg                           $ 1,225/Kg
301 to 400 Kg                             1,200/Kg
401 to 500 Kg                             1,150/Kg
501 to 600 Kg                             1,125/Kg
601 to 700 Kg                             1,100/Kg

The above pricing will be re-evaluated in May, 1998 or when monthly purchases exceed 700 kilograms.